Exhibit 10.1

Executive US Relocation Policy

Effective Date: New Policy - 1 April 2024

Enviri – Executive US Relocation Policy

Enviri – Executive US Relocation Policy

SECTION 1: Introduction

Congratulations on your move with Enviri!

This program is designed to provide the information and tools necessary to make your move as smooth and easy as possible.

Please read this material carefully to understand the type of support available. As you prepare for each step of your move, you can rely on this information for a source of guidance. Enviri has selected a relocation management company to assist with your transition. This company specializes in assisting corporations and their transferring employees in all aspects of the relocation process.
Important Notice
In order to take maximum advantage of the relocation program benefits, as well as minimize costs to the Company, please do not contact any real estate companies or agents before first talking to your Personal Move Manager (your personal contact at the relocation company that Enviri has chosen as our relocation vendor).

By using a real estate agent referred by our relocation company, both you and Enviri will benefit. You will be assured of working with a real estate agent that understands your needs and objectives and Enviri will be able to monitor agent quality and minimize costs. The relocation services company will collect a referral fee from the real estate agency that assists with home purchase, if applicable. The collection of these fees helps keep relocation costs for Enviri at a minimum. Enviri will not pay for costs associated with home sales outside of policy.
To maintain relocation benefits eligibility, you must follow all processes set forth by Enviri and documented within this relocation policy.

It is recommended that you consult your own tax advisor or consultant. While we attempt to provide general guidelines and information, every situation is unique, and we are not responsible for your tax liability. See “Tax Liability Assistance” section for information related to the tax consequences of your relocation.
Policy Objectives

The primary objectives of this Policy are to:

Facilitate your timely transition to the new location.
Minimize your out-of-pocket expenses while effectively managing the Company’s overall costs.
Comply with Internal Revenue Service regulations.
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Scope of Benefits

These benefits are designed for the sole purpose of providing support for relocations within the United States. The Company reserves the right to amend, modify, suspend, or terminate the relocation benefits and programs described at any time without advance notice. The Company has the discretion to establish separate employee relocation policies and/or benefit packages.

The Company will have the final right of decision when interpreting the terms of the relocation benefits and programs or in any communication with you. This policy is not an offer of employment, a contract, or part of either.
The Company will authorize your relocation with the contracted relocation services company. Once notified, they will provide you with a copy of the relocation policy, explain Enviri’s relocation benefits and process, and answer any questions that arise.

Eligibility

This policy applies to executives who are nominated at the request of the Company to work from a new office location that will require relocation support. Where this policy also extends to family members, the following definition of “family” will apply:

“The employee’s spouse and dependent children who reside with the employee at the time of utilizing this policy.”
Benefits cease upon termination of employment.

Separation of Employment and Repayment Agreement

Option 1 - USD125K Relocation Benefit

You are expected to remain with the Company for (2) two years which is determined from the timeframe that you receive your NET relocation payment of USD 125,000. If you voluntarily terminate employment or are terminated for cause prior to the expiration of the (2) two-year period, you must repay the lump sum payment of USD 125,000 on a prorated basis. The repayment will be reduced by 1/24 for each month of employment leading up to the two year period. For example, if you left the Company, after 16 months, you would owe 8/24 or 1/3 of USD 125,000 paid to you by the Company. The Repayment Agreement must be signed and returned to your Personal Move Manager prior to the initiation of any relocation benefits. You do not have any rights under this Relocation Policy unless and until you return a signed Repayment Agreement.

Option 2 – Home Sale and Home Purchase

You are expected to remain with the Company for (2) two years from the effective date of transfer or hire, unless you are transferred again at the request of the Company. If you voluntarily terminate employment or are terminated for cause prior to the expiration of
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the (2) two-year period, you must repay all relocation expenses, on a prorated basis. The repayment of the total amount of expenses paid or reimbursed by the Company, will be reduced by 1/24 for each month of employment leading up to the two year period. For example, if you left the Company, after 16 months, you would owe 8/24 or 1/3 of the total amount of relocation expenses paid or reimbursed by the Company. The Repayment Agreement must be signed and returned to your Personal Move Manager prior to the initiation of any relocation benefits. You do not have any rights under this Relocation Policy unless and until you return a signed Repayment Agreement.

Section 409A Compliance

The Company intends that payments and benefits under this Relocation Policy comply with Internal Revenue Code Section 409A and applicable guidance issued thereunder or comply with an exemption from the application of Code Section 409A. Accordingly, all provisions of this Relocation Policy shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Except for Tax Liability Assistance payments all payments under this Relocation Policy are contingent on you continuing to be employed with the Company on the date on which you incur the expense giving rise to the payment, and all such payments will be made no later than March 15 of the year following the year in which you incur the expense giving rise to the payment.

Expense Reimbursement Process

Your relocation and all associated expenses must be coordinated and reimbursed through Enviri’s relocation services company. Enviri reserves the right to refuse payment for any relocation expenses not coordinated through them. In some cases, the Company will pay service providers directly for the relocation assistance you receive. Certain other expenses will be paid directly by you and reimbursed by the Company.
The reimbursement of eligible moving-related expenses will be handled by the relocation services company. Within 30 days of incurring an eligible expense, you must fill out a relocation expense reporting form and attach original receipts for all expenditures. The relocation expense form is then submitted to the relocation services company’s Expense Management Department. After the relocation company receives the form, the expenses will be checked for accuracy and consistency with this policy. The relocation company will distribute reimbursement funds promptly. Under no circumstances should relocation expenses be submitted on a Enviri Travel and Entertainment related expense reimbursement form.

You, members of your immediate family, or other Company employees should not directly or indirectly benefit financially from the fees that the Company pays for services or other costs related to your relocation. It is for that reason that the Company will not reimburse you, an immediate family member, another relative, or another Company employee (or his/her spouse) for any fees for services performed as a real estate agent or broker for the purchase of a new residence. To be eligible for new home purchase assistance, including the reimbursement of costs associated with a new home mortgage, you must fully comply with the parameters of this policy.
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If at any time you are unsure whether an expense is reasonable in nature, appropriate and/or eligible for reimbursement under this policy, you should contact the relocation company prior to incurring or submitting the expense.

Non reimbursable Expenses
Example of expenses that are NOT reimbursable include but are not limited to airline movies and headsets, automobile insurance, traffic fines, parking fines or impound costs, cost of insuring personal and company property, health club facilities, luggage and briefcases, medical expenses, personal trip insurance, personal care items, clothing, personal communication or subscription movies, newspapers, magazines and recreation.

SECTION 2: Relocation Options
Relocation Options

Your program will be tailored according to your personal needs. Typical relocation support and related expenses are outlined in this policy. There are two options available for you to consider prior to moving to the destination location and utilizing the policy benefits. Option 1 is rental assistance and associated costs or, option 2 is home purchase assistance if you sell your primary home and move to the destination location, and/or you purchase a secondary home in the destination location.

Option 1 – You will receive a one-time lump sum NET payment of USD 125,000 to help facilitate the transition to your new rental home in the destination location and contribute towards ongoing travel costs. This payment is intended to contribute towards associated expenses including but not limited to a rental home finding trip, rent, standard utilities, household goods removal, furniture rental, security deposit, renter’s insurance, finder’s fees, ongoing travel costs, temporary living, residential car parking and further expenses associated with renting. The one time lump sum NET payment of USD 125,000 will be paid via Enviri payroll and grossed up at the time of payment for estimated federal (at the supplemental tax rate only), state, local, FICA, and Medicare tax liabilities.

Please see Section 4 “Rental Assistance” and Section 6 “Household Goods Removal” for further explanations on Option 1. Section 3 “Relocation Summary” and Section 5 “Home Sale and Home Purchase Relocation Assistance” will not apply to you.
Option 2 - Please refer to Section 3 “Relocation Summary”, Section 5 “Home Sale and Home Purchase Relocation Assistance” and Section 6 “Household Goods Removal” for further explanations on the benefits which will apply to you. Section 4 “Rental Assistance” will not apply to you if you are buying a home in the destination location.

SECTION 3: Relocation Summary
    The following summary does not include all details regarding the eligibility or application of these benefits. Conditions and limitations that apply may need further explanation. Do not rely on this summary alone; please read the policy sections that apply to you based on your option outlined in Section 2 above. Individual circumstances vary and may affect your eligibility.
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POLICY PROVISION	BENEFIT DESCRIPTION	TAX TREATMENT	APPLIES TO
Home Finding Trip	Up to 5 days/4 nights, reimburse airfare or mileage, lodging, meal per diem USD 25, and rental car.	Grossed Up	Rental and Home Purchase Program
Temporary Living	Home purchase up to 60 days/ Renter up to 30 days.	Grossed Up	Rental and Home Purchase Program
Rental Assistance	Destination services providers assistance for finding suitable accommodation in Your new designated office location.	Grossed Up	Rental Program
Rental Housing in Your new designated office location	Actual rent, utilities, furniture rental and further approved expenses associated with renting.	Grossed Up	Rental Program
Travel including Trips Home	Initial travel to Your new designated office location then one trip per week for employee back to home location.	Grossed Up	Rental Program
Final Travel	Travel to Your new designated office location	Grossed Up	Home Purchase Program
Home Purchase Assistance	Reimburse normal and customary closing costs, 1 general home and lender required inspections.	Grossed Up	Home Purchase Program
Home Sale Assistance	BVO – Buyer Value Option	Non-taxable	Home Purchase Program
Duplicate Housing	Homeowner: Reimburse on home with lower costs – 1st mortgage only, real estate taxes, and insurance up to 3 months.	Grossed Up	Home Purchase Program
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Household Goods Shipment	Pack, load, transport, unload (partial unpacking), normal appliance servicing. Up to USD 150,000 valuation coverage. Storage 60 days homeowners.	Grossed Up	Rental and Home Purchase Program
Miscellaneous Expense Allowance	Single USD 3,000 / Family USD 5,000	Not grossed up - taxes withheld at time of payment.	Home Purchase Program
Spousal Assistance	If spouse employed, reimbursement of assistance through vendor partner capped at USD 1,000.	Grossed Up	Home Purchase Program

SECTION 4: Rental Assistance

Rental Assistance:

The relocation company specializes in helping you locate the right property in the right neighborhood quickly and easily. If you wish support in finding rental accommodation your Personal Move Manager will contact you to review the program and associated benefits and to discuss housing and community needs at the destination location. After this discussion, your Personal Move Manager will use the information acquired to recommend a real estate agent or rental agency to provide assistance and show you available accommodations for up to 2 days during your home finding trip. To assist Enviri in controlling relocation costs, you must allow the relocation company to make the first contact with the real estate agent(s). Only knowledgeable agents with a proven track record of successfully finding homes within the price range you have requested will be recommended. If you have a real estate agent you would like to recommend, it is important that you let your Personal Move Manager know who the agent is and where he/she can be reached. Your Personal Move Manager will then contact the agent to obtain his/her credentials and, if qualifications are acceptable, will select that agent to assist you in searching for a new home.
The relocation company’s Personal Move Manager will offer the following assistance:

Conduct a telephone briefing with you to perform a needs analysis regarding lifestyle and housing requirements
Select a rental assistance company or real estate firm to assist you in identifying rental housing
Provide the selected rental assistance company or real estate firm with information regarding your needs
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Furnish you with information and tools, which assist in selecting a location
Counsel you regarding rental considerations, which may include, but are not limited to rental applications, deposits, security considerations, lease considerations (such as “build, buy or transfer” clauses) and renters’ insurance.

In order to avoid any future penalties a transfer clause should be inserted into any lease that you sign at the new location. The following clause is recommended:
“In the event the renter is transferred, or decides to purchase or build a home during the term of this lease, this lease may be terminated upon thirty (30) days written notice to landlord with no penalty to renter. Renter will provide a copy of the employer’s relocation authorization.”
Accommodation/Furniture rental
Leases, utilities, and related living expenses will be in the executive’s name. The relocation company can assist with arranging furniture rental and short-term temporary accommodation, if required which will be funded from the one-time lump sum payment of USD 125,000.
Temporary housing accommodations coordinated through the relocation services company contact the appropriate resource to determine availability of units and leasing terms, provide you with the name(s) and location(s) of available unit(s) for your selection and assist in negotiating terms of the lease in accordance with your requirements. They will also maintain contact with you throughout the temporary housing period to coordinate changes or resolve issues.
Travel to the Destination Location and Ongoing Travel

All travel including ground transportation costs (airport parking, tolls, and transportation to and from the airport) are to be funded by the one-time lump sum payment of USD 125,000. No additional expenses will be reimbursed associated with travel between origin home location and the destination location.

All travel and related expenses should be booked in accordance with Enviri’s travel policy and paid by your personal credit card. Enviri preferred vendors must be used for all travel requirements. If you travel by air, you should use any available discounts (including weekend discounts) and make reservations far enough in advance to get the lowest possible airfare.
Household Goods – Self Move

You may utilize the household goods removal benefit under Section 6 of this policy or alternatively chose the self-move option which will be funded from the one-time lump sum payment of USD 125,000. If you have only a small number of goods to move, such as clothing and a few personal possessions, you may choose to move them yourself (self- move option) rather than use the relocation vendor. There are various ways of transporting your goods to the destination location which will depend on personal circumstances. Available options could be a self-move truck, mailboxes through UPS or similar or surface transportation.
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If you chose to utilize the household goods removal under Section 6 of this policy, you will be responsible for paying the relocation vendor the cost of the shipment directly out of the one-time lump sum NET payment of USD 125,000. Please ensure that you receive a quote for the household goods removal prior to confirming packing dates. It is important to acknowledge that actual costs tend to be more than the initial quote due to unforeseen circumstances by the vendor during packing/unpacking and transportation.

SECTION 5: Home Sale and Home Purchase Relocation Assistance
Home Finding Trip

Enviri will reimburse travel (airfare or mileage reimbursed at the current IRS rate), hotel, daily per diem of USD 25 per adult and car rental expenses (including gas/tolls) for a home finding trip for up to 4 nights (5 days) to locate suitable at the destination location. All travel and related expenses should be booked in accordance with Enviri’s travel policy. It is expected that you will exercise good judgement when incurring home finding expenses. Expenses should be paid by your personal credit card, not a corporate card.
If you travel by air, you should use any available discounts (including weekend discounts) and make reservations far enough in advance to get the lowest possible airfare.
Home Purchase Assistance

If you owed your residence in the former location, you will be reimbursed for normal and customary expenses on purchasing a residence in the destination location. The new home must be occupied within 12 months of accepting the transfer. These benefits are not available if you rented your primary residence in the former location, even if you are purchasing a home in the new location.

If you purchase a property, the relocation company will offer the following assistance:

Recommend a realtor who is a Professional in the area and who is knowledgeable regarding homes within your requested price range
Explain “agency” and clarify who the realtor is representing and why.
Review purchase guidelines to help you make a good decision on the home you decide to purchase, including disclosure hazards such as synthetic stucco, lead paint and other toxic hazards.
Explain comparable market analysis and encouraging you to have the realtor assist you in putting one together on the home you are purchasing. This will help you determine the best price for the property and eliminate purchasing an overpriced home.
Assist with negotiations—it can be very helpful to have the opinion of an uninvolved specialist when you are negotiating the purchase price of a new home.
Review the purchase agreement (contract) to determine that it is written in your best interests.
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Encourage you to be prequalified with a lender. In many markets, sellers are requiring buyers to be prequalified at the time the offer to purchase is made.

Closing Costs
Typically, the following items are considered to be normal and customary non-recurring closing costs:
Title Insurance or fees for examination of title, as required by lender.
Normal and customary escrow or closing fees charged by the Title Company and/or lender to close the sale. This does not include items such as taxes and insurance that must be paid in advance into escrow accounts.
Normal and customary attorneys’ fees.

Enviri will not pay for a charge made by a lending agency as inducement for it to take a mortgage or participate in buy down points or a loan discount rate. Any additional seller’s costs that you agree to will be at your own expense.

Mortgage Assistance
The relocation company will, through its nationwide partners provide various mortgage- related services for you if you currently own a home and are purchasing a home in the destination location. The assistance will include:
Counseling on various types of loan programs available and the impact of those programs based upon your specific financial situation and relocation mortgage benefits.
Pre-approval for mortgage financing, including credit review, so you are more aware of the value of a home you can acquire in the destination location. You are encouraged to be pre-approved before embarking on a home finding trip. This benefit is without cost or obligation.
A direct billing program that eliminates the need for you to submit expenses for reimbursement because all closing costs are billed directly to Enviri through our relocation services company.
You will also have the option of choosing your own mortgage company however, the direct billing of closing costs to Enviri will not be available. You will be required to fund these costs at closing and submit a relocation reimbursement expense report.

General Home Inspection
A general home inspection, appropriate for the area and age of the home, will be recommended by your Personal Move Manager to help you assess the prospective home’s overall condition. The Company will reimburse the cost of this inspection.
If the inspection reveals any significant problems (i.e., synthetic stucco (EIFS), LP or Masonite siding, toxic mold, foundation or structural deficiencies, etc.) your Personal Move Manager will inform you that you may not purchase the home with Company assistance.
If you decide to purchase this property despite the inspection results, the Company will not cover any new home purchase closing costs for the property. In addition, if you
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choose to purchase the home and the Company subsequently transfers you to another work location, you will not be eligible for any future home sale assistance on the property.
Home Sale Assistance

Home Marketing Assistance
To be eligible for new home sale assistance, including the reimbursement of costs associated with the selling of the home, you must fully comply with the parameters of the home marketing assistance benefit.
Home Marketing is designed to provide professional assistance to secure a sale on your home in the shortest period of time, at a fair market value, and with the least amount of inconvenience. You should not contact an agent or list your home until you have contacted your Personal Move Manager. The Personal Move Manager will refer or recommend the broker(s) to you. If you have an agent you are interested in using to list and market your home, please notify your Personal Move Manager immediately.

Upon authorization by the Company, the relocation company will arrange to have two local real estate agents inspect your home, research the current local real estate market, and complete Broker Market Analyses (BMAs). Upon receipt and review of the BMAs, the relocation company will work with you to set a reasonable list price and develop a marketing plan for the home. You may select either broker to list the home.
To increase the chances of an early sale at the highest possible price and to comply with policy guidelines, you must:

Not enter into a listing agreement with any broker without first consulting with your Personal Move Manager.
List the home at no more than 105% of the average of the two BMA’s most probable sales price (if the BMAs are not within 5% of each other, a third BMA will be ordered and the two closest BMAs will be averaged); this will be considered the BMA Established Listing Price
Make any improvements that have been suggested by the relocation company, or price the home based on its current “as is” condition.
Work with your Personal Move Manager and the real estate agent throughout the marketing period of the home.

Buyer Value Option (BVO)
Home Sale Assistance is designed to help you sell your home and provide the most favorable tax treatment to both you and Enviri. If you follow the guidelines of this sale, you do not incur any real estate commission or other normal seller’s closing expenses. To protect this sale, you must under no circumstances accept a down payment or sign an offer presented by any potential buyer. Your Personal Move Manager will explain the process and all details.
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To qualify for Home Sale Assistance, the home must be owned by you and be your principal residence at the time of the transfer. In addition, the following kinds of properties DO NOT qualify:
Cooperative units
Farms
Homes with acreage in excess of five acres or acreage that does not conform to the immediate area
Houseboats
Income producing properties
Mobile homes whether on owned or leased lots
Multi-family dwellings (except a two-family residence when one part is the principal residence of the employee)
Properties in which inspections conducted disclose defects, which rendered the property unmarketable, and/or the employee does not repair to the satisfaction of the relocation company
Properties on which clear title cannot be delivered
Properties that have EIFS (exterior insulating finishing systems), also known as synthetic stucco
Properties which do not qualify for conventional mortgage financing
Properties which have been on the market at any time within six months of the date of the employee’s initiation into the program
Residences acquired for commercial or speculative purposes
Residences containing or located near hazardous materials (e.g. lead, asbestos, urea formaldehyde foam insulation/UFFI)
Residences that are not FNMA/FHLMC approved
Residences undergoing renovation or construction
Resort properties
Summer/vacation homes
Vacant land
If any inspection discloses a significant problem, the Company reserves the right to exclude the home from the Home Sale Assistance program. In such event, you would be eligible for direct reimbursement of certain home selling expenses.

Disclosure
You will be responsible for complying with all federal, state, and local disclosure requirements associated with the sale of your home. This includes the completion of all real estate disclosure forms that may be required.

Title Report
The relocation company will order a title report on the home and advise you of the results. In the event the title report indicates a cloud on title, you will be responsible for properly clearing title before selling the home to the relocation company. Please consult with them for assistance in clearing any clouds on title.

Inspection and Repairs
The relocation company reserves the right to order any other inspections, as they deem necessary. All reports must be satisfactory. Any repairs necessary will be at your
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expense and repairs necessary to market your home must be completed prior to acceptance of the offer or estimated costs to cure will be withheld from your equity payment. If any inspection discloses a significant problem, the Company reserves the right to exclude the home from the Home Sale Assistance program.

Listing the Home
When listing the home, you must include the following exclusion clause in the listing agreement, so that a sale can be turned over to the relocation services company:
“Upon the sale of the subject property to the Company or its designee, whether or not a potential purchaser has been procured, this listing agreement shall immediately terminate, and there shall not be a commission or further obligation due to the listing broker or any other party.”
If your real estate broker or agent has any questions concerning the exclusion clause or Home Marketing Assistance, the broker or agent should contact the relocation company.

Buyer Value Option (BVO)
When a bona fide qualified buyer presents an acceptable offer on your home, the relocation company will purchase the home from you and then sell the home to the outside buyer. To protect this sale, you must under no circumstances accept a down payment or sign an offer presented by any potential buyer. In order to contain costs in this area, the Company requires that you:
List the home at no more than 105% of the average of the two Broker Market Analysis (BMA) most probable sales prices.
Participate in the Home Marketing Assistance program.
Inform the relocation company of all outside offers you receive.

Offer to Purchase
The relocation company must be made aware of all offers to purchase the home that you receive. Working with you and the real estate agent, the relocation company will:
Review the offer with you
Advise you on possible negotiation strategies as appropriate
Determine if the offer is a bona fide purchase offer from a qualified buyer
Instruct the agent to prepare a final agreement with the relocation company as seller of the property, once verbal negotiations are complete
Prepare a Contract of Sale between the relocation company and you that represents the final terms and price of the outside purchase offer.

Certain items are NOT covered under the policy. If you agree to any of the following seller’s expenses, they will be deducted from your final equity:
Repairs and/or improvements requested by the buyer
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Buyer’s closing costs or incentives/concessions
Realtor’s commission above the standard rate for your area
Closing dates beyond sixty days of vacating your home or contracting with the relocation company
When you accept the offer from the relocation company and they have received the Contract of Sale and legal documents, responsibility for making mortgage payments will transfer to the relocation company. You will continue to be responsible for the following items until you have vacated the property (may be charged on equity statement):
Utilities
Maintenance and upkeep
Property insurance
Prorated mortgage interest, taxes, mortgage insurance premiums, etc., which amounts will be deducted from your equity

Closing the Sale
Your equity will be computed, and expenses prorated, as of the date the relocation company receives the Contract of Sale and applicable legal documents, or your vacating date as stated on the Contract of Sale, whichever is later. The equity will be the purchase price offered less all mortgage balance(s)/equity lines of credit and adjustments for taxes, interest, insurance, buyer concessions (if applicable) or other items related to the residence. You may also be responsible for any maintenance and/or repair items deemed necessary by the Company or the relocation services company.
Duplicate Housing
If you close on a home in the destination location before closing on your home in the departure location, duplicate housing expenses will be reimbursed by the Company for up to (3) three months. For purposes of this benefit, “closing” will be interpreted to mean that financial responsibilities have ended (for the former home) or have started (for the new home).
Duplicate housing expenses will be reimbursed on the home with the lowest costs. Eligible expenses include mortgage interest (first mortgage only), real estate taxes, insurance. Payment will only be provided with appropriate documentation of expenses and time period is submitted.
Only in rare circumstances would both Duplicate Housing and Temporary Housing benefits be eligible for concurrent reimbursement and only with prior written approval.
Temporary Living

If required, temporary accommodation can be provided for up to 30 days for renters and 60 days for home purchase assistance upon arrival in the destination location (or until furnished housing is available) if you are unable to move into your permanent residence but are required to work in the destination. The temporary housing period begins on the day of your arrival in the destination location and ends with whichever of the following occurs first:
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The new home is ready for occupancy.
Delivery of your household goods to the new home.
The temporary housing period expires.
You are responsible for any additional temporary housing costs that result from your decision to build a home in the new location.

Temporary housing accommodations will be coordinated through the relocation services company who will contact the appropriate resource to determine availability of units and leasing terms, provide you with the name(s) and location(s) of available unit(s) for your selection and assist in negotiating terms of the lease in accordance with the appropriate reimbursement guidelines and your requirements. They will also maintain contact with you throughout the temporary housing period to coordinate changes or resolve issues.
Per Diems

Per diems are intended to cover daily expenses for meals during home finding, temp living (if there are no cooking appliances in the temporary housing unit) and cease when you move into your long-term accommodation. The Company will provide a per diem of USD 25 for employee only whist in temp living. During home finding the spouse will be covered at the above rate. To receive monies for per diems, enter the appropriate amounts and number of days on the relocation expense form. Receipts do not need to be submitted.
Final Travel to The Destination Location

You and your family will be reimbursed for en route expenses from the departure location to the destination location, up to a maximum of five days if required. Reimbursable expenses include airfare, lodging (one night in the departure and destination locations and nights en route), per diem of USD 25 for employee and spouse or mileage, parking and tolls which is the required travel if the distance is less than 500 miles one-way. If driving, you must travel by the most direct route.

In addition, you will be reimbursed for one final return trip from the destination location to the departure location if required, to finalize your move. The trip must be taken prior to the delivery of the household goods in the destination location. All travel should be booked in accordance with the Company’s travel policy. Expenses should be paid by your personal credit card, not a corporate credit card. If you travel by air, you should use any available discounts (including weekend discounts) and make reservations far enough in advance to get the lowest possible airfare.
Household Goods - Storage in Transit

If you must vacate your previous residence before you have procured permanent housing at the new location, the Company will pay for storage costs of household goods for up to 60 days. Storage costs incur at a daily rate. Your mover will designate an agent to arrange storage of your goods.
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Automobiles
If you are moving less than 500 miles, you are expected to drive your automobile(s) to the new location. You will be reimbursed for mileage and tolls if you drive your automobile(s). The Company will ship one automobile if you are moving 500 miles or more and the shipment is the most cost-effective manner. The automobile must be in working order and its value must exceed the cost of shipping.
See “Final Travel to the destination location” for mileage coverage should you choose to drive to the new location. The Company covers up to a total of two automobiles, whether by shipping or mileage reimbursement, or a combination of the two only if you have a spouse or dependent child who is the primary driver of the second automobile.
Miscellaneous Expense Allowance

In recognition that you will have incidental expenses in buying a new home, you will receive a Miscellaneous Expense Allowance equal USD 3,000 for a single individual or USD 5,000 for a family. The allowance will be paid to you after your signed Repayment Agreement has been received by the relocation company. Although it is expected to be paid sooner, it will be paid in all events no later than March 15 of the year following the year in which your signed Repayment Agreement has been received.
Items which this allowance intends to include, but are not limited to are auto registration, club membership or dues payments, driver’s license, house cleaning services, installation of appliances, carpeting, window treatments etc. laundry/dry cleaning, phone, utility or cable deposits and installation fees, professional tax services and tips to movers.
You are not required to submit receipts for expenses incurred under the Miscellaneous Expense Allowance, however, you may wish to keep receipts for your personal tax records.
The miscellaneous expense allowance will be reported as additional compensation, subject to payroll deductions, including federal, state, and local income taxes and FICA. This payment will not be grossed-up for any applicable taxes.
Spouse Career Assistance

If your spouse is employed, the Company can provide employment assistance benefits through the Relocation Management Company coordinated resource. The assistance may consist, for example of, professional career search consultation, development of resume and training in job search skills, including interviews and salary negotiation skills. Reimbursement of Spouse Career Assistance will be capped at USD1,000 and must be used within12 months of your effective day of transfer.

The Company will not pay expenses involved in moving a spouse’s business from one location to another. You must submit an expense report to be reimbursed for this service.
This payment is reported as additional compensation, subject to payroll deductions, including federal, state, and local income taxes and FICA. Such payments are grossed- up.

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SECTION 6: Household Goods Removal for Rental Assistance and Homeowner in the Destination Location
Household Goods Removal

The relocation company will select a moving company to assist with your household goods removal you and will coordinate the details. The cost of moving household goods including insurance from your current residence to the destination location residence will be paid directly by the relocation company.
The moving company selected will perform all packing, loading, transporting, unloading, and partial unpacking required, including normal appliance servicing. The mover will provide all required packing materials and remove the debris upon completion of the move. Prior to the start of packing, the moving company representative will complete a survey, by phone or in person, of those household goods you will be moving. This survey is used to determine what services, materials and equipment will be required to complete your move.
Special arrangements for shipping antiques or other items of extreme value must be approved in advance and supporting documentation such as insurance appraisals is required for verification. The Company does not cover the costs of appraisals. Special crating expenses must have prior approval.
Please check the inventory list prepared by the movers very carefully before you sign the document. You will want to be sure it is accurate and includes all goods intended for shipment. When your goods arrive, you or a responsible family member must be present to check off every item brought into your home. If you discover any damage to your goods, set the damaged goods and container aside and immediately notify your Personal Move Manager for instructions on how to file a claim. The moving company will provide you with the proper claim forms and procedures.

Excluded Items, Services and Costs
Movement of the following items are NOT covered by the Company: aerosol products or flammable materials, items requiring excessive or special van accommodations, boats (14 feet in length or longer), canoes/ trailers, farm equipment, firewood, logs, patio blocks or other construction materials, frozen foods or other perishables, jewelry, furs, firearms, high value collection, currency or art, liquors or carbonated beverages, money, personal papers, records, tickets, securities or legal documents, pets or livestock, plants, stamps, coins or other valuable collections, tractors over 25 (hp), trailers, campers, motorcycles, jet skis, snowmobiles or recreational vehicles, yard items that are large and require additional labor for dismantling and re-assembly (i.e. swimming pools, spas, storage sheds, satellite antennas, swing sets, etc.)

In addition to the above list, the following are services or costs that are NOT covered by the Company: draining of waterbeds, cost of appraisals, housecleaning, maid service or janitorial services at either your new or old location, removal or installation of draperies or related items, removal or installation of wall-to-wall carpeting, restocking of freezer.

Enviri – Executive US Relocation Policy                                Page 16

SECTION 7: Tax Liability Assistance
Most reimbursements made to or on your behalf that are directly related to relocation are considered taxable income. The Internal Revenue Service has taken the position that all reimbursements made by the Company are considered “compensation for services”. You must report all relocation reimbursements on your federal income tax return.

Tax Gross-up
Unless otherwise indicated in this policy, the Company will pay the estimated federal (at the supplemental tax rate only), state, local, FICA, and Medicare tax liability (gross-up) that arises from the taxable but generally not deductible portion of Company-reimbursed expenses associated with a Company-requested relocation. The estimated tax liability (including tax-on-tax, or full gross-up) will take into consideration your marital status, number of dependents, and only your Company earned income (annual salary).
The amount of tax gross-up will be remitted by the Company directly to the appropriate revenue agency and reported as withheld taxes on your W-2 Wage and Tax Statement.
The determination of whether an item is or is not deductible by you on your individual income tax return is a personal decision you must make. The way that an item is treated by the Company for purposes of income tax withholding does not constitute tax advice.
Enviri – Executive US Relocation Policy                                Page 17

SECTION 8: Repayment Agreement (Option 1)

REPAYMENT AGREEMENT

Date:

Name:

Address:

City, State Zip:

This letter will serve to acknowledge that if I relocate from _______________ (departure location) to _____________ (destination location), and relocate my personal residence to the ______________ (City/State destination) area, that Enviri Corporation (”Enviri”) has agreed to pay a one-time lump sum NET payment of USD 125,000 for certain expenses which may be incurred in connection with such relocation of my personal residence and provide a gross- up for federal, state, local, FICA and medical taxes related to such expenses (collectively “Relocation Benefit”). In consideration for Enviri providing the Relocation Benefit, I agree that I will repay the Relocation Benefit in accordance with the prorated repayment schedule set forth below if, within (2) two years from the date that I receive the one-time lump sum NET payment (“Relocation Date”), I; (i) resign my employment for any reason whatsoever: or (ii) am dismissed by Enviri for Cause (as defined in the paragraph below).

Prorated repayment schedule: The total Relocation Benefit that I am required to repay to Enviri will be reduced by 1/24 for each month from the Relocation Date up to the (2) two- year period. For example, if I leave the employment of Enviri after 16 months post the Relocation Date, I would owe Enviri 8/24 or 1/3 of the amount of the Relocation Benefits.

For purposes of this Agreement, "Cause" shall mean a termination of employment initiated by Enviri on account of willful misconduct; a violation of the law; commission of any act constituting financial dishonesty against Enviri; violation of any part of any agreement between myself and Enviri; violation of the Enviri Code of Conduct or any of the specific workplace policies referenced therein; disclosure of confidential information regarding Enviri, its operations, its suppliers, or its customers; aiding or assisting any person or entity that is competitive with Enviri or its successors; or failure to return to work upon a recall from a temporary layoff.

I acknowledge that Enviri’s agreement to provide me with Relocation Benefit, including the nature and the amount, time, and method of such payment or reimbursement shall be by Enviri’s written Relocation Policy provided to me in connection with this relocation, as the same may be amended from time to time in Enviri’s sole discretion and any other applicable policies and procedures in effect at the time of my relocation (collectively, the “Relocation Policies”).
Enviri – Executive US Relocation Policy                                Page 18

Further, I acknowledge that any extraordinary expenses incurred that are not usual, customary, and reasonable relocation expenses and expressly included in the Relocation Policies (“Extraordinary Expenses”), will not be paid or reimbursed by Enviri unless I receive prior written approval from Enviri for such Extraordinary Expenses. In the event that Enviri pays or reimburses me for any such Extraordinary Expenses but did not expressly approve such Extraordinary Expenses in writing, I will be required to repay Enviri, immediately upon notice from Enviri, all non-approved amounts.

I agree that I shall pay to Enviri, all amounts which I may be required to repay hereunder on or before the effective date of my termination of employment. I further agree that Enviri may deduct, withhold, and retain all or any portion of the amount which I may be required to repay hereunder from any wages, salary, vacation pay, severance pay, or stock option upon the termination of employment. I also understand that I shall remain liable for such amount, which may be due more than any sums deducted, withheld, and retained by Enviri.

Except as stated above, I shall have no liability or responsibility to repay to Enviri any amounts paid or agreed to be paid by Enviri on my behalf or reimbursed to me in connection with the relocation of my residence.

Name of Employee

Signature of Employee

ACKNOWLEDGED by Enviri

By:

Title:

Date:

Enviri – Executive US Relocation Policy                                Page 19

Repayment Agreement (Option 2)

REPAYMENT AGREEMENT

Date:

Name:

Address:

City, State Zip:

This letter will serve to acknowledge that if I relocate from ____________ (departure location) to ____________ (destination location), and relocate my personal residence to the ________________ (City/State destination) area, that Enviri Corporation (”Enviri”) has agreed to pay on my behalf or reimburse me for certain expenses which may be incurred in connection with such relocation of my personal residence and provide a gross-up for federal, state, local and FICA taxes related to such expenses (collectively “Relocation Benefits”). In consideration for Enviri providing these Relocation Benefits, I agree that I will repay the Relocation Benefits in accordance with the prorated repayment schedule set forth below if, within (2) two years from the date that I have relocated my personal residence to the ___________________ (City/State destination) area (“Relocation Date”), I; (i) resign my employment for any reason whatsoever: or (ii) am dismissed by Enviri for Cause (as defined in the paragraph below).

Prorated repayment schedule: The total Relocation Benefits that I am required to repay to Enviri will be reduced by 1/24 for each month from the Relocation Date up to the (2) two- year period. For example, if I leave the employment of Enviri after 16 months post the Relocation Date, I would owe Enviri 8/24 or 1/3 of the amount of the Relocation Benefits.

For purposes of this Agreement, "Cause" shall mean a termination of employment initiated by Enviri on account of willful misconduct; a violation of the law; commission of any act constituting financial dishonesty against Enviri; violation of any part of any agreement between myself and Enviri; violation of the Enviri Code of Conduct or any of the specific workplace policies referenced therein; disclosure of confidential information regarding Enviri, its operations, its suppliers, or its customers; aiding or assisting any person or entity that is competitive with Enviri or its successors; or failure to return to work upon a recall from a temporary layoff.

I acknowledge that Enviri’s agreement to provide me with Relocation Benefits, including the nature and the amount, time, and method of such payment or reimbursement shall be by Enviri’s written Relocation Policy provided to me in connection with this relocation, as the same may be amended from time to time in Enviri’s sole discretion and any other
Enviri – Executive US Relocation Policy                                Page 20

applicable policies and procedures in effect at the time of my relocation (collectively, the “Relocation Policies”).

Further, I acknowledge that any extraordinary expenses incurred that are not usual, customary, and reasonable relocation expenses and expressly included in the Relocation Policies (“Extraordinary Expenses”), will not be paid or reimbursed by Enviri unless I receive prior written approval from Enviri for such Extraordinary Expenses. In the event that Enviri pays or reimburses me for any such Extraordinary Expenses but did not expressly approve such Extraordinary Expenses in writing, I will be required to repay Enviri, immediately upon notice from Enviri, all non-approved amounts.

I agree that I shall pay to Enviri, all amounts which I may be required to repay hereunder on or before the effective date of my termination of employment. I further agree that Enviri may deduct, withhold, and retain all or any portion of the amount which I may be required to repay hereunder from any wages, salary, vacation pay, severance pay, or stock option upon the termination of employment. I also understand that I shall remain liable for such amount, which may be due more than any sums deducted, withheld, and retained by Enviri.

Except as stated above, I shall have no liability or responsibility to repay to Enviri any amounts paid or agreed to be paid by Enviri on my behalf or reimbursed to me in connection with the relocation of my residence.

Name of Employee

Signature of Employee

ACKNOWLEDGED by Enviri

By:

Title:

Date:
Enviri – Executive US Relocation Policy                                Page 21